UNITED STATES
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SCANSOURCE, INC.
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The following information may be used in connection with solicitation communications with institutional shareholders, and is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

November 10, 2008

Fellow Shareholders,

I am writing to ask for your support for the election of Mike Baur to serve on the Company’s Board of Directors.

Since the Company’s founding in 1992, we’ve worked hard to establish a legacy of growth and financial success, and fiscal year 2008 was no exception. In just fifteen years, we’ve grown from a small start up to a dynamic leader in the specialty technology industry with over $2 billion in annual sales. Throughout this time, we’ve continued to move up the Fortune 1000 list, achieving a ranking of #901 in 2008. This year ScanSource posted record net sales revenues of $2.18 billion, up 9.5% from $1.99 billion from the prior year. Net income also increased 31% to $55.6 million, compared to $42.6 million in 2007, and earnings per share increased 29% to $2.10, compared to $1.63 just a year ago.

One of the key components of ScanSource’s success is the leadership of CEO Mike Baur and the other four current members of the company’s Board of Directors. Mike has been with the Company since its founding and has played a major role in its continued steady growth; his vision and experience will be critical to the future success of the Company. Mike will tell you that one of the keys to ScanSource’s consistent success has been execution—the Company’s ability to consistently deliver the right products and services at the right time. ScanSource has been able to react to a dynamic consumer environment by being able to be quick and decisive without being bogged down by typical corporate bureaucracy.

One of the areas in which the Company’s focus on execution is the most evident is its Board of Directors. ScanSource has intentionally chosen to maintain a relatively small Board of Directors which currently only consists of five members, including our CEO. The Company believes that dramatically increasing the size of its Board of Directors would increase the likelihood that it would not be able to react as quickly and decisively as our current economic environment demands. Put simply, significantly increasing the size of the Board of Directors hampers the Company’s execution—and execution is critical in a distribution industry.

While certain governance organizations, such as ISS, may take issue with Mike serving on the Board’s Nominating Committee because of his perceived lack of “independence”, we believe that these groups are missing the larger picture. It is critical to the success of the Company that the Board of Directors remain small and be able to work together as a unit to make decisions quickly. In this type of environment, collegiality is essential; it’s extremely important that all of our directors serve on the Nominating Committee so that they are able to have input on the process of selecting those persons with whom they will serve. If our directors are prevented from having a say in choosing their own colleagues, there is a danger that the Board could become fractured and less efficient, and the Company’s performance may suffer.

Given the current corporate governance environment, its not surprising that shareholder protection groups would in some circumstances seek to prevent chief executive officers from serving on the nominating committees of their respective companies. However, this isn’t about giving Mike Baur the ability to hand-pick the members of the ScanSource Board of Directors. The Company agrees with ISS and other shareholder organizations who believe that director independence is an important corporate governance principle. This is why all but one of the Company’s directors is independent and only one member of management, the Company’s CEO, serves on the Board of Directors. By design, this structure requires that every decision of the Board of Directors and the Nominating Committee be made by a majority of independent directors. We feel that allowing the ScanSource CEO to serve on the Nominating Committee is necessary to ensure the type of Board composition that will continue to allow the Company to act quickly and decisively.

We take our commitment to corporate governance seriously. The service of Mike Baur on the Nominating Committee is in complete compliance with relevant NASDAQ independence standards. While there are many solid business justifications for having Mike serve as a director, there are no such justifications for ISS’s recommendation that you withhold your vote for Mike Baur. Unfortunately, ISS has chosen to simply focus on its standardized matrix of rules, rather than considering these recommendations in light of a company’s particular business situation and in particular, what is best for ScanSource. Given the strategic advantage that the Company has derived not only from Mike’s leadership, but also from having a small, collegial Board of Directors, we fully support the election of Mike Baur to the Board of Directors and ask that you do the same.

Sincerely,

/s/ James G. Foody
Chairman of the Board
ScanSource, Inc.